Exhibit 99.1

LEVI STRAUSS & Co. NEWS	1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Moira Conlon The Abernathy MacGregor Group (213) 630-6550
Media Contact:	Jeff Beckman Levi Strauss & Co. (415) 501-3317
LEVI STRAUSS & CO. ANNOUNCES FIRST-QUARTER 2008 FINANCIAL RESULTS
•	Net Revenues Up 4% in the First Quarter, Flat in Constant Currency

•	Net Income Increases 12%

•	Board Declares $50 Million Cash Dividend to Common Shareholders
SAN FRANCISCO (April 8, 2008) — Levi Strauss & Co. (LS&CO.) today announced financial results for the first quarter ended February 24, 2008 and filed its first quarter 2008 results on Form 10-Q with the Securities and Exchange Commission.
Highlights include:

			% Increase
	Three Months Ended		(Decrease)
($ millions)	February 24, 2008	February 25, 2007	As Reported
Net revenues	$1,083	$1,037	4%
Net income	$97	$87	12%

The increase in net revenues primarily reflected the impacts of foreign currency exchange. On a constant currency basis, net revenues were essentially unchanged from last year’s first quarter. The company continued to generate sales growth in Europe and its emerging markets in Asia Pacific. These gains were largely offset by revenue declines in the Americas region and in certain mature markets in Asia. The results for the quarter also reflected $18 million of advance shipments in the United States related to the implementation of SAP. The company shipped these orders early prior to its March 2008 SAP implementation to avoid possible replenishment delays.
Net income increased 12 percent in the first quarter compared with the same quarter in 2007, reflecting lower interest expense and a lower tax rate.
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LS&CO. Q1 2008 Results/Add One
April 8, 2008
“Our performance in the first quarter represents a solid start for the year, despite an increasingly difficult retail environment,” said John Anderson, president and chief executive officer. “Our Levi’s® brand continues to perform well on a global basis, and benefited from continued growth in our emerging Asia Pacific markets and in Europe.
“We are cautious given the economic uncertainty in the United States and key markets around the world. Nonetheless, we remain focused on product innovation, retail expansion and optimizing our global footprint,” added Mr. Anderson.
The company reported that its Board of Directors declared a $50 million cash dividend to common shareholders. In addition, the company reported that on March 25 it redeemed its remaining 12 1/4 percent bonds, further reducing long-term debt by $19 million.
The company also reported that it began implementing SAP in the second quarter in the United States. Due to issues encountered during the stabilization period, it chose to temporarily suspend shipments to U.S. customers, causing the company to miss delivery dates. It has begun to ship again and is currently working with customers to recover the missed orders. The company remains confident that SAP will optimize operations and reduce costs over the long term.
First Quarter 2008 Highlights
•	Revenues included approximately $18 million in U.S. orders that would have been shipped in the second quarter but were instead shipped in February. Operating income benefited approximately $9 million from these shipments.

•	Gross profit in the first quarter increased to $545 million compared with $498 million for the same period in 2007. Gross margin increased to 50.3 percent of revenues for the first quarter compared with 48.0 percent of revenues in the first quarter of 2007. Gross margin benefited from higher-margin product mix, improved sourcing costs and lower sales allowances.

•	Selling, general and administrative expenses increased to $356 million for the first quarter from $296 million in the same period of 2007. Increases in expenses in the 2008 period reflect a lower benefit plan curtailment gain and higher selling expenses related to the company’s retail expansion compared to the prior year.

•	Operating income for the first quarter was $187 million compared with $189 million for the same period of 2007, reflecting higher gross profit offset by higher selling, general and administrative expenses.
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LS&CO. Q1 2008 Results/Add Two
April 8, 2008
•	Interest expense for the first quarter decreased 30 percent to $41 million compared to $58 million in the first quarter of 2007. The decrease was primarily attributable to lower debt levels and lower average interest rates during the quarter due to the company’s debt refinancing actions taken over the past two years.
“Our solid operating margins and strong cash flows have allowed us to continue to reduce debt, and to invest in our brands and retail expansion,” said Hans Ploos van Amstel, chief financial officer. “We have made significant progress in managing inventory levels. Our priority continues to be cash generation as we work to further support our brands and strengthen our financial position.”
Regional Overview
Net Revenues for the quarter were as follows:

			% Increase (Decrease)
($ millions)	February 24, 2008	February 25, 2007	As Reported	Constant Currency
Americas	$580	$591	(2)%	(3)%
Europe	$329	$286	15%	3%
Asia Pacific	$174	$161	8%	3%

•	Net revenues in the Americas region decreased 2 percent compared with the same period of 2007. Sales in the Levi’s® brand increased in the United States. This was largely offset by the expected decline in sales in the Signature by Levi Strauss & Co.™ business, as well as a small decline in sales in the Dockers® brand in the United States. These results were affected by the early shipments described above.

•	Net revenues in Europe increased in the first quarter by 15 percent on a reported basis, and 3 percent excluding the positive currency impact compared with the same period last year. The increase in revenues in Europe reflected, in part, the sales growth in the company’s brand-dedicated retail network.

•	Net revenues in Asia Pacific grew 8 percent on a reported basis, and 3 percent excluding the positive currency impact. Revenues in our emerging markets in Asia Pacific continued to expand rapidly with declines in certain of our mature markets in Asia.
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LS&CO. Q1 2008 Results/Add Three
April 8, 2008
Balance Sheet and Cash Flow
The company ended the first quarter with cash and cash equivalents of $222 million, an increase of $66 million from the year ended November 25, 2007. Cash provided by operating activities was $107 million for the first quarter, compared with $17 million used for operating activities for the same period in 2007, primarily reflecting lower interest payments and a reduction of cash used for inventory and accounts payable.
The company reduced long-term debt by $18 million in the quarter. Total debt was $1.95 billion at the end of the first quarter.
Investor Conference Call
The company’s first-quarter 2008 investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, April 8, 2008, at 1 p.m. PDT/4 p.m. EDT. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through April 15 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 41092229.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2007 and in our intervening quarterly reports on Form 10Q, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections as well as in our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	February 24,	November 25,
	2008	2007
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$222,005	$155,914
Restricted cash	3,136	1,871
Trade receivables, net of allowance for doubtful accounts of $15,732 and $14,805	574,124	607,035
Inventories:
Raw materials	16,038	17,784
Work-in-process	18,008	14,815
Finished goods	501,733	483,265

Total inventories	535,779	515,864
Deferred tax assets, net	141,855	133,180
Other current assets	89,732	75,647

Total current assets	1,566,631	1,489,511
Property, plant and equipment, net of accumulated depreciation of $617,400 and $605,859	440,822	447,340
Goodwill	205,988	206,486
Other intangible assets, net	42,775	42,775
Non-current deferred tax assets, net	545,636	511,128
Other assets	154,734	153,426

Total assets	$2,956,586	$2,850,666

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$12,283	$10,339
Current maturities of long-term debt	70,875	70,875
Current maturities of capital leases	2,670	2,701
Accounts payable	253,502	243,630
Restructuring liabilities	7,581	8,783
Other accrued liabilities	223,130	248,159
Accrued salaries, wages and employee benefits	195,941	218,325
Accrued interest payable	35,311	30,023
Accrued income taxes	49,443	9,420

Total current liabilities	850,736	842,255
Long-term debt	1,863,961	1,879,192
Long-term capital leases, less current maturities	5,066	5,476
Postretirement medical benefits	151,283	157,447
Pension liability	148,645	147,417
Long-term employee related benefits	111,097	113,710
Long-term income tax liabilities	52,895	35,122
Other long-term liabilities	70,979	48,123
Minority interest	16,274	15,833

Total liabilities	3,270,936	3,244,575

Commitments and contingencies (Note 6)
Temporary equity	4,524	4,120

Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	93,633	92,650
Accumulated deficit	(407,210)	(499,093)
Accumulated other comprehensive (loss) income	(5,670)	8,041

Total stockholders’ deficit	(318,874)	(398,029)

Total liabilities, temporary equity and stockholders’ deficit	$2,956,586	$2,850,666

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	February 24,	February 25,
	2008	2007
	(Dollars in thousands)
	(Unaudited)

Net sales	$1,060,920	$1,016,299
Licensing revenue	21,948	21,106

Net revenues	1,082,868	1,037,405
Cost of goods sold	537,669	539,790

Gross profit	545,199	497,615
Selling, general and administrative expenses	356,431	295,562
Restructuring charges, net	2,222	12,815

Operating income	186,546	189,238
Interest expense	40,680	57,725
Other income, net	(3,879)	(13,558)

Income before income taxes	149,745	145,071
Income tax expense	52,638	58,436

Net income	$97,107	$86,635

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 24,	February 25,
	2008	2007
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$97,107	$86,635
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,242	16,231
Asset impairments	316	7,008
Loss on disposal of property, plant and equipment	88	36
Unrealized foreign exchange losses (gains)	3,503	(9,780)
Realized loss on foreign currency contracts not designated for hedge accounting	2,001	3,610
Employee benefit plans’ amortization from accumulated other comprehensive (loss) income	(9,021)	—
Employee benefit plans’ curtailment gain, net	(4,048)	(25,321)
Amortization of deferred debt issuance costs	915	1,465
Stock-based compensation	1,387	920
Allowance for doubtful accounts	1,848	331
Change in operating assets and liabilities:
Trade receivables	33,526	21,370
Inventories	(23,737)	(51,973)
Other current assets	(11,155)	12,946
Other non-current assets	(5,949)	1,034
Accounts payable and other accrued liabilities	(3,874)	(36,772)
Income tax liabilities	38,333	46,668
Restructuring liabilities	(1,513)	1,694
Accrued salaries, wages and employee benefits	(26,189)	(78,180)
Long-term employee related benefits	(3,801)	(13,142)
Other long-term liabilities	117	(1,693)
Other, net	(276)	82

Net cash provided by (used for) operating activities	106,820	(16,831)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(24,328)	(9,607)
Proceeds from sale of property, plant and equipment	695	179
Acquisition of retail stores	—	(2,502)
Foreign currency contracts not designated for hedge accounting	(2,001)	(3,610)

Net cash used for investing activities	(25,634)	(15,540)

Cash Flows from Financing Activities:
Repayments of long-term debt	(18,251)	(472)
Net decrease in short-term borrowings	2,047	(6,866)
Debt issuance costs	(375)	—
Restricted cash	(1,487)	(2,734)

Net cash used for financing activities	(18,066)	(10,072)

Effect of exchange rate changes on cash	2,971	171

Net increase (decrease) in cash and cash equivalents	66,091	(42,272)
Beginning cash and cash equivalents	155,914	279,501

Ending cash and cash equivalents	$222,005	$237,229

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$30,462	$64,748
Income taxes	15,715	5,595
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.